UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2010

AFFINITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-113982	13-3377709
(State of incorporation)	Commission File Number	(IRS Employer
Identification No.)

2575 Vista Del Mar Drive
Ventura, CA 93001	(805) 667-4100
(Address of executive offices)	(Registrant’s telephone
number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instructions A.2. below)

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13d-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                       Regulation FD Disclosure

On November 4, 2010, Affinity Group, Inc. (the “Company”) commenced a proposed offering of $325.0 million of senior secured notes due 2016 (the “Notes”).  The Notes are being offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities. The Notes have not been registered under the Securities Act, any other federal securities laws or the securities laws of any state, and until so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities. There are no assurances that this offering will be completed.

In connection with the offering of the Notes, the Company disclosed certain information in an offering memorandum to prospective investors, including the information set forth below. Not all of the information contained in the offering memorandum appears below. Accordingly, certain sections referred to in cross references and certain definitions do not appear below.

Unless otherwise indicated or required by the context: (i)“we,” “our,” “us” and “our Company” refer to Affinity Group, Inc. and its consolidated subsidiaries, (ii) “Issuer” refers only to Affinity Group, Inc. and not to any of its subsidiaries, (iii) “fiscal year” refers to the twelve-month period ended December 31 of the applicable year and (iv)“LTM” or the “LTM Period” refers to the twelve-month period ended September 30, 2010.

Our Company

We are a leading direct marketer, specialty retailer and publisher targeting North American recreational vehicle (“RV”) owners and outdoor enthusiasts. Our core audience is the estimated 30 million RV enthusiasts in North America and the approximately eight million households in North America that own at least one RV. Our unique business model is based on “affinity marketing,” in which our membership club members and retail customers form a receptive audience to which we sell products, services, merchandise and publications targeted to their specific recreational interests. Through our long operating history dating back approximately 75 years, we have built a rich database of approximately eight million RV enthusiasts who have purchased our products or services, subscribed to our publications or have otherwise indicated an interest in the RV lifestyle. For the LTM Period, we generated revenue and Pro Forma Adjusted EBITDA (as defined in “Non-GAAP Financial Measures”) of $473.5 million and $64.7 million, respectively.

Refinancing Transactions

The net proceeds from this offering will be used to refinance substantially all of our debt, which involves the prepayment and termination of our existing senior secured credit facility (the “AGI Existing Credit Facility”), the redemption and discharge of all of our outstanding 9% senior subordinated notes due 2012 (the “AGI Existing Notes”) and the repayment of all outstanding indebtedness under, but not the termination of our existing Camping World revolving credit facility ( the “CW Credit Facility”). The CW Credit Facility consists of a $22.0 million asset-based line of credit, with $10.0 million available for letters of credit and $12.0 million available for revolving loans. The Indenture for the Notes (the “Indenture”) will allow us to refinance the CW Credit Facility with one or more senior secured debt facilities providing for the ability to borrow up to an aggregate principal amount of up to the greater of (x) $25.0 million or (y) a specified borrowing base. We or any of our subsidiaries may act as borrowers under any such replacement facility. The notes offered hereby will be effectively subordinated to the CW Credit Facility and any credit facility in replacement thereof, in each case, to the extent of the value of the collateral securing any indebtedness under such facilities. See “Description of the Notes.”

In addition, a portion of the proceeds from this offering will be used to make a distribution to our direct parent, Affinity Group Holding, Inc. (“Parent”) of approximately $20 million to enable Parent to redeem and discharge a portion of the Parent’s outstanding 10-7/8% senior notes due 2012 (“AGHI Existing Notes”). Concurrently with this offering, in order to redeem and discharge the balance of the outstanding AGHI Existing Notes, Parent intends to engage in certain transactions with holders of the AGHI Existing Notes and/or raise other funds through one or more affiliates of Parent (other than the Company or its subsidiaries). The consummation of this offering and the issuance of the notes are conditioned upon the redemption and discharge of all of the AGHI Existing Notes.

Use of Proceeds

We will use the net proceeds from this offering to (i) redeem and discharge all of the outstanding AGI Existing Notes, (ii) permanently repay all of the outstanding indebtedness under the AGI Existing Credit Facility, (iii) repay all of the outstanding indebtedness under, but not terminate, the CW Credit Facility, (iv) make a distribution to our Parent, to enable Parent, together with other funds being raised concurrently with this offering, to redeem and discharge all of the outstanding AGHI Existing Notes and (v) pay accrued and unpaid interest to the date of redemption or repayment, as applicable, and fees and expenses in connection with such transactions. The anticipated sources and uses of funds in connection with this offering are set forth below:

Sources of Funds		Uses of Funds

Notes offered hereby (1)	$325.0	Repayment of AGI Existing Credit Facility(2)	$150.2
		Repayment of CW Credit Facility	5.7
		Redemption of AGI Existing Notes(3)	139.4
		Distribution to Parent for redemption of AGHI Existing Notes(4)	19.6
		Estimated fees and expenses of this offering(5)	10.1
Total sources	$325.0	Total uses	$325.0
		(Dollars in millions)

(1)	We estimate that the gross proceeds of this offering will be $325.0 million, which does not include any original issue discount with which the notes may be issued.

(2)

As of September 30, 2010, the AGI Existing Credit Facility bore interest at a rate per annum of approximately LIBOR plus 10.0% with a 3.0% LIBOR floor. The AGI Existing Credit Facility matures on the earlier of 90 days prior to the maturity date of the AGI Existing Notes or March 1, 2015. Retirement amount includes $144.3 million principal amount and $4.3 million related to prepayment fees and accrued interest through September 30, 2010, but does not include accrued and unpaid interest since September 30, 2010.

(3)	Redemption amount includes accrued interest through September 30, 2010, but does not include accrued and unpaid interest after September 30, 2010.

(4)

Represents the portion of the outstanding principal amount of the AGHI Existing Notes that will be redeemed and discharged with the proceeds from the issuance of the notes through a distribution of such proceeds to the Parent. The balance of the AGHI Existing Notes will be redeemed and discharged with other funds being raised by the Parent concurrently with this offering.

(5)	Includes (i) estimated legal, accounting and other fees and expenses associated with the notes offered hereby and (ii) the initial purchasers’ discounts and commission relating to this offering.

Capitalization

The following table sets forth our cash and cash equivalents, total debt and total stockholder’s deficit as of September 30, 2010 (i) on an actual basis and (2) on an as adjusted basis to give effect to the Refinancing Transactions and the application of the proceeds therefrom as described in “Use of Proceeds.”

You should read this table together with the sections of this offering memorandum entitled “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Data,” as well as our consolidated financial statements and related notes thereto included in this offering memorandum.

	As of September 30, 2010
	Actual	As Adjusted

Cash and cash equivalents (1)	$10,746	$10,746
Debt:
AGI Existing Credit Facility (2)	$142,345	$—
CW Credit Facility	5,700	—
AGI Existing Notes	137,824	—
Notes offered hereby	—	325,000
Other debt	315	315

Total debt	$286,184	$325,315

Total stockholders’ deficit	(230,267)	(259,875)
Total capitalization	$55,917	$65,440

(Dollars in thousands)

(1)

Does not reflect cash on hand that may be used to pay accrued and unpaid interest on the AGI Existing Credit Facility, the CW Credit Facility and the AGI Existing Notes since September 30, 2010, up to the date of redemption. See “Use of Proceeds.”

(2)	Reflects principal amount of debt, net of $2.0 million original issue discount.

Summary Historical and As Adjusted Consolidated Financial Data

The summary consolidated and as adjusted financial data set forth below should be read in conjunction with (i) the sections entitled ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ ‘‘Use of Proceeds’’ and ‘‘Capitalization’’ and (ii) our consolidated audited annual and unaudited interim financial statements and the notes thereto, each of which are contained elsewhere in this offering memorandum.

The following tables set forth summary consolidated statement of operations data for the years ended December 31, 2007, 2008 and 2009, the nine months ended September 30, 2009 and September 30, 2010 and balance sheet data as of September 30, 2010. The following tables also set forth summary financial data and certain credit statistics. The summary consolidated statement of operations and financial data for the years ended December 31, 2007, 2008 and 2009 have been derived from consolidated audited financial statements included in this offering memorandum.

The summary consolidated unaudited financial data for the nine months ended September 30, 2009 and September 30, 2010 and as of September 30, 2010 have been derived from our unaudited consolidated condensed financial statements which, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such periods. The summary consolidated financial data presented for the interim periods is not necessarily indicative of the results for the full year.

The summary consolidated financial data for the unaudited LTM Period have been prepared by adding the financial data from our audited consolidated financial statements for the fiscal year ended December 31, 2009 to the financial data from our unaudited condensed consolidated financial statements for the nine months ended September 30, 2010 and subtracting the financial data from our unaudited condensed consolidated financial statements for the nine months ended September 30, 2009 (each included elsewhere in this offering memorandum). The results of operations for the LTM Period are not necessarily indicative of the results to be expected for any future period.

The summary consolidated as adjusted financial data set forth below give effect to the Refinancing Transactions as if they had occurred on September 30, 2010 for balance sheet data purposes and September 30, 2009 for income statement purposes. Such data is based on assumptions and is presented for illustrative and informational purposes only and does not purport to represent what our actual financial position or results of operations would have been had this offering and the Refinancing Transactions actually been completed on the date or for the periods indicated, and is not necessarily indicative of our financial position or results of operations as of the specified date or in the future.

The unaudited Pro Forma Adjusted EBITDA is provided for illustrative purposes only and does not represent what the actual Adjusted EBITDA would have been had the adjustments occurred the first day of the LTM Period, nor does it purport to represent Adjusted EBITDA for any future period or financial position for any future date.

	Fiscal Year Ended			Nine Months Ended		LTM Ended
	December 31,			September 30,		September 30,
	2007	2008	2009	2009	2010	2010
				(unaudited)	(unaudited)	(unaudited)
Statement of Operation Data:
Revenue:
Membership services	$149,937	$152,643	$142,147	$109,960	$113,745	$145,932
Media	90,537	82,424	59,061	35,116	30,087	54,032
Retail	321,730	291,070	270,573	214,820	217,824	273,577
Total revenue	562,204	526,137	471,781	359,896	361,656	473,541

Costs applicable to revenues:
Membership services	94,840	90,758	84,826	67,976	67,706	84,556
Media	62,258	61,126	46,079	28,032	23,459	41,506
Retail	194,940	170,911	164,510	130,840	127,907	161,577
Total costs applicable to revenues	352,038	322,795	295,415	226,848	219,072	287,639

Gross Profit	210,166	203,342	176,366	133,048	142,584	185,902

Operating expenses:
Selling, general and administrative	145,556	142,757	128,917	97,219	97,601	129,299
Goodwill impairment	—	47,601	46,884	46,884	—	—
Impairment of investment in affiliate	—	81,005	—	—	—	—
Financing expense	—	—	2,607	1,877	7,578	8,308
Depreciation and amortization	18,948	19,798	21,076	16,208	14,149	19,017
Total operating expenses	164,504	291,161	199,484	162,188	119,328	156,624

(Loss) Income from operations	45,662	(87,819)	(23,118)	(29,140)	23,256	29,278

(Dollars in thousands)

	Fiscal Year Ended			Nine Months Ended		LTM Ended
	December 31,			September 30,		September 30,
	2007	2008	2009	2009	2010	2010
				(unaudited)	(unaudited)	(unaudited)
Other Financial Data:
EBITDA (1)	$63,686	$(70,738)	$2,118	$(8,673)	$36,737	$47,528
Pro Forma Adjusted EBITDA (1)	65,915	60,274	49,058	35,182	45,378	64,709
Depreciation and amortization	18,948	19,798	21,076	16,208	14,149	19,017
Capital expenditures	19,708	11,782	3,190	2,481	3,097	3,806

					As of September 30, 2010
					Actual	As Adjusted

Balance Sheet Data:
Cash and cash equivalents					$10,746	$10,746
Total assets					226,991	229,838
Total debt					286,183	325,315
Total stockholders’ deficit					(230,267)	(259,875)

						LTM Ended
						September 30,
						2010
As Adjusted Financial Data and Credit Statistics:
Cash interest expense						$38,463
Net debt						314,569
Ratio of Pro Forma Adjusted EBITDA to cash interest expense						1.7x
Ratio of net debt to Pro Forma Adjusted EBITDA						4.9x

(Dollars in thousands)

(1)

EBITDA represents net income (loss) before (i) income tax expense (benefit), (ii) interest income, (iii) interest expense and (iv) depreciation and amortization. Adjusted EBITDA represents EBITDA before financing expense, goodwill impairment, impairment of investment in affiliate, (gain) loss on derivative instrument, (gain) loss on debt restructure, other non-operating expense, deferred compensation, non-recurring general & administrative items, non-recurring waiver fee from marketing partner and prior Camping World license fee. Pro Forma Adjusted EBITDA represents Adjusted EBITDA after the annualized impact of pro forma rent adjustments and Camping World service and license fee income.

The following table sets forth, for the periods indicated, a reconciliation of net income to EBITDA and to Adjusted EBITDA and Pro Forma Adjusted EBITDA:

	Fiscal Year Ended			Nine Months Ended		LTM Ended
	December 31,			September 30,		September 30,
	2007	2008	2009	2009	2010	2010

Net (loss) income	$18,928	$(111,972)	$(38,948)	$(34,157)	$(6,247)	$(11,038)
Income tax expense (benefit)	1,583	(2,213)	(10,366)	(12,216)	259	2,109
Interest income	(592)	(579)	(517)	(392)	(374)	(499)
Interest expense	24,819	24,228	30,873	21,884	28,950	37,939
Depreciation and amortization	18,948	19,798	21,076	16,208	14,149	19,017
EBITDA	$63,686	$(70,738)	$2,118	$(8,673)	$36,737	$47,528

Financing expense (a)	—	—	2,607	1,877	7,578	8,308
Goodwill impairment (b)	—	47,601	46,884	46,884	—	—
Impairment of investment in affiliate (c)	—	81,005	—	—	—	—
(Gain) loss on derivative instrument (d)	955	2,394	(745)	(799)	698	752
(Gain) loss on debt restructure (e)	775	—	(4,678)	(4,678)	—	—
Other non-operating expense, net (f)	149	323	1,263	1,218	(30)	15
Deferred compensation (g)	350	(311)	—	—	3,874	3,874
Non-recurring general & administrative items (h)	—	—	1,609	603	(979)	27
Non-recurring waiver fee from marketing partner (i)	—	—	—	—	(2,500)	(2,500)
Prior Camping World license fee (j)	—	—	—	(1,250)	—	1,250
Adjusted EBITDA	$65,915	$60,274	$49,058	$35,182	$45,378	$59,254

Pro forma rent adjustments (k)	—	—	—	—	—	350
Camping World cost reimbursement and license fee (l)	—	—	—	—	—	5,105
Pro Forma Adjusted EBITDA	$65,915	$60,274	$49,058	$35,182	$45,378	$64,709

(Dollars in thousands)

(a)	Represents financing costs related to debt financings completed in 2009 and 2010.

(b)	Represents the book value asset write-down of our retail and media segments in 2008 and 2009, respectively.

(c)	Represents the book value write-off of our preferred membership interest in FreedomRoads Holdings Company, LLC (“FreedomRoads”).

(d)	Represents the change in fair value of our interest rate swap agreements.

(e)	Represents the (gain) or loss related to the repurchase of our AGI Existing Notes in 2007 and 2009.

(f)	Represents fees related to the extension of the AGI Existing Credit Facility in 2009 and (gains) losses related to asset sales.

(g)	Represents changes in the value of our deferred compensation agreements with certain officers.

(h)	Represents non-cash expenses related to purchase price adjustments, write-off of deferred financing costs and reimbursement of prior period legal expenses.

(i)	Represents non-recurring increase in revenue due to waiver fee from a marketing partner.

(j)	Represents the write—off in the fourth quarter of 2009 of the prior Camping World license fee accrual that was booked in the first quarter of 2009.

(k)	Represents annualized cost savings from renegotiating rental arrangements on three properties: Bolingbrook, Vacaville and Council Bluffs.

(l)

Represents annualized revenue impact from Camping World license fee payments and annualized cost reimbursement from FreedomRoads for database, call center and online retail services pursuant to the Second Amended and Restated Cooperative Resources Agreement with FreedomRoads. See “Certain Relationships and Related Transactions.”

Risk Factors

Any investment in the notes involves a high degree of risk. You should carefully consider all of the information contained in this offering memorandum before making an investment decision. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations could suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this offering memorandum

Risks Related to Our Business

We depend on our ability to attract and retain active members in our membership clubs.

Our future success depends in large part upon continued demand for our membership club programs by consumers. Any number of factors could affect the frequency with which consumers participate in our programs or whether they enroll in a membership club at all. These factors include (1) consumer preferences, (2) the frequency with which members participate in club activities, (3) general economic conditions, (4) weather conditions, (5) the availability of alternative discount programs in the region in which consumers live and work, (6) significant increases in gasoline prices, and (7) the disposable income of consumers available for discretionary expenditures. Any significant decline in usage of our club programs or increase in program cancellations, without a corresponding increase in new member enrollments, could have a material adverse effect on our business.

We depend on our relationships with third party providers of products and services and a disruption of these relationships or of these providers’ operations could have an adverse effect on our business and results of operations.

Our business depends in part on developing and maintaining productive relationships with third party providers of products and services that we market to our customers. Many factors outside our control may harm these relationships. For example, financial difficulties that some of our providers may face may adversely affect our marketing program with them and could result in their inability to service, manufacture or deliver products to us in a timely manner. Camping World sources its products from approximately 1,100 domestic and international vendors. If any of our key vendors or manufacturers fail to supply us with merchandise, we may not be able to meet the demands of our customers and our sales could decline. The loss of any key vendor or manufacturer for any reason could limit our ability to offer products that our customers want to purchase. A disruption of our relationships with our marketing partners or a disruption in our marketing partners’ operations could have a material adverse effect on our business and results of operations.

Our business could be adversely affected by deteriorating general economic conditions or any decrease in disposable income spent on leisure merchandise and activities.

In general, our sales from our membership clubs, retail and catalog operations and publications result from discretionary spending by our consumers, and discretionary spending is particularly vulnerable to declines in disposable income and actual or perceived unfavorable economic conditions. Our business, therefore, is sensitive to general economic conditions affecting the willingness of consumers to purchase club memberships and related products and services and of advertisers to place advertisements in our publications. The economic slowdown has negatively impacted consumer confidence, consumer spending and, consequently, our business. Our 2009 total revenue experienced a 10.3% drop from 2008 primarily as a result of the 2008/2009 recession. In particular, during the gasoline shortages and resulting price increases in 1973, 1980 and 1990, there was a reduction in advertising revenues for our publications.

In addition, the success of the membership club portion of our business depends on our members’ use of certain RV sites and/or golf courses or the purchase of goods through participating merchants. If the economy slows, our members may perceive that they have less disposable income to permit them to pursue leisure activities. As a consequence, they may travel less frequently, spend less when they travel and use the benefits of their club memberships less often, if at all. Any decline in program usage would hurt our business. Furthermore, the products and services we market compete with similar products, services, publications and retail businesses offered by other providers. Increased competition from these and other sources could require us to respond to competitive pressures by establishing pricing, marketing and other programs or seeking out additional strategic alliances or acquisitions that may be less favorable to us than we could otherwise establish or obtain. In addition, the current decline in the national economy could cause some of the merchants who participate in our programs to go out of business. It is likely that, should the number of merchants entering bankruptcy rise, the number of uncollectible accounts would also rise. This would have an adverse effect on our business and financial results.

We are subject to varying degrees of federal, state and local regulations which may affect our operations and costs of doing business.

Our operations are subject to varying degrees of federal, state and local regulation, including our outbound telemarketing, direct mail, ERS program, and insurance activities. New regulatory efforts may be proposed from time to time that have an adverse effect on our ability to operate our businesses or our results of operations. For example, a principal source of leads for our direct response marketing efforts was new vehicle registrations provided by motor vehicle departments in various states. Currently, all states restrict access to motor vehicle registration information.

Changes in laws or regulations relating to the sourcing or reselling of products, Internet and e-commerce transactions, environmental protection and health and safety and federal or state wage requirements could increase our costs of compliance and adversely impact our ability to achieve anticipated operating results.

Increases in paper costs, postage costs and shipping costs may have an adverse impact on our future financial results.

The price of paper is a significant expense relating to our publications and direct mail solicitations. Postage for publication distribution and direct mail solicitations is also a significant expense. In addition, shipping costs are a significant expense for our business. In 2009, we spent $28.0 million on paper, postage and shipping costs, which was approximately 14% of total operating expenses. Paper, postage and shipping costs have increased in the past and may be expected to increase in the future. Such increases could have an adverse effect on our business if we are unable to pass them on to our customers.

We face competition in the markets in which we operate, including competition from companies with significantly greater resources than ours. If we are unable to compete effectively with these companies, our business, financial condition and results of operations could be harmed.

We face strong competition in all of our business segments. Our competitors vary in size and the breath of their product offerings. Many of our competitors have larger number of financial, distribution, marketing and other resources and some of them have greater market presence and name recognition. We compete directly or indirectly with the following types of companies:

•                  other specialty retailers that compete with us across a significant portion of our merchandising categories through retail store or direct businesses, such as individual RV dealerships, RV Supply Warehouse and JC Whitney;

•                  mass merchandisers, warehouse clubs, discount stores and department stores, such as Wal-Mart;

•                  direct marketer competitors through all media, including the Internet; and

•                  major national insurance companies and providers of roadside assistance such as AAA.

Additional competitors may enter the businesses in which we operate and further competition. It is also possible that additional competitors may enter the direct and website publishing business, where competition is centered on advertising rates, the nature and size of the audience, effectiveness of sales teams and editorial quality. If any of our competitors successfully provides a broader, more efficient or attractive combination of products and services to our target customers, our business results could be materially adversely affected. Our inability to compete effectively with existing or potential competitors could have a material adverse effect on our business, financial condition and results of operations.

The interests of the holders of our debt instruments, including the notes, may conflict with the interests of our principal shareholder and the interests of our directors or executive officers that have relationships with certain of our affiliates or other companies.

We are a wholly-owned subsidiary of Affinity Group Holding, Inc., or the Parent, which is an indirectly wholly-owned subsidiary of AGI Holding Corp. (“AGHC”), a privately held company. Stephen Adams, our Chairman, indirectly owns 100% of the outstanding shares of AGHC. Accordingly, Mr. Adams will be able to elect our board of directors and to control matters submitted to the vote of our shareholders. In addition, Mr. Adams has numerous other businesses interests including FreedomRoads Holding Company, LLC (“FreedomRoads”), in which he holds an indirect 90% ownership interest. We and our Camping World subsidiary are parties to a long term Cooperative Resources Agreement with FreedomRoads pursuant to which, among other things, each of the parties thereto shares certain data with the other and each agrees to market and advertise certain aspects of the other’s businesses. Under such agreement, FreedomRoads has in the past and will (pursuant to an amendment and restatement of such agreement entered into in October 2010), pay us a licensing fee for the use of the Camping World name, beginning with the quarter ending December 31, 2010. Payments under such agreement are expected to aggregate $5.1 million annually, which payments have been included in the calculation of Pro Forma Adjusted EBITDA for the LTM period ended September 30, 2010. There can be no assurance that, in the future, FreedomRoads will have the funds available to satisfy its obligations under such agreement or that in the event of a breach or default thereunder by FreedomRoads, we would be able to recover any damages or losses. See “Summary—Summary Historical and As Adjusted Consolidated Financial Data” and “Certain Relationships and Related Transactions—FreedomRoads Cooperative Resources Agreement.”

Dealerships controlled by subsidiaries of FreedomRoads share facilities with many of our Camping World stores, allocating expenses in a manner that is believed by management to be fair and reasonable to both. Although we believe that the relationship between us and FreedomRoads is beneficial to us and provides us with competitive advantages that would be otherwise unavailable to us, circumstances may occur in which the interests of Mr. Adams or FreedomRoads could be in conflict with the interests of the holders of the notes. For example, Mr. Adams may have an interest in pursuing acquisitions, divestitures or other transactions that, in his judgment, could enhance the value of his equity investment, even though such transactions may not benefit us or may involve risks to the holders of the notes. There can also be no assurance that FreedomRoads will continue to sell RVs at Camping World retail locations or other locations affiliated with us or our restricted subsidiaries, the result of which could have an adverse effect on our business operations and/or financial condition. See “Security Ownership of Beneficial Owners and Management.” In addition, there may occur future transactions between us and FreedomRoads or other companies which could give rise to a conflict of interest on the part of Mr. Adams, other directors or executive officers of the Company. Any such conflict of interest could have a material adverse effect on our business, results of operations or financial condition. For more information regarding related party transactions, see “Certain Relationships and Related Transactions.”

If we are unable to retain senior executives and attract and retain other qualified employees, our business might be adversely affected.

Our success depends in part on our ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. Competition for these types of personnel is high. We may be unsuccessful in attracting and retaining the personnel we require to conduct our operations successfully and, in such an event, our business could be materially and adversely affected. Our success also depends to a significant extent on the continued service and performance of our senior management team. The loss of any member of our senior management team could impair our ability to execute our business plan and could therefore have a material adverse effect on our business, results of operations and financial condition. We do not currently maintain key-man life insurance policies on any member of our senior management team or other key employees.

We must successfully order and manage our inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends or our operating results could suffer.

Our success depends upon our ability to successfully manage our inventory and to anticipate and respond to merchandise trends and consumer demands in a timely manner. The retail consumer industry, by its nature, is volatile and sensitive to numerous economic factors, including consumer preferences, competition, market conditions and general economic conditions. None of these factors are within our control. We cannot predict consumer preferences with certainty, and consumer preferences often change over time. We usually must order merchandise well in advance of the following selling season. The extended lead times for many of our purchases may make it difficult for us to respond rapidly to new or changing product trends, increases in consumer demand or changes in prices. We have recorded changes in required reserves in recent periods due to changes in strategic direction, such as discontinuances of product lines as well as changes in market conditions due to changes in demand requirements. If we misjudge either the market for our merchandise or our consumers’ purchasing habits in the future, our revenues may decline significantly and we may not have sufficient quantities of merchandise to satisfy consumer demand or we may be required to mark down excess inventory, either of which could harm our operating results.

Reliance on our management information systems and electronic data processing systems exposes us to potential risks.

Reliance on our management information systems and electronic data processing systems exposes us to potential risks of interruptions due to natural disasters, cyber-attacks, unplanned outages, fraud perpetrated by malicious individuals or other causes. Our customer service and data processing operations are located in Denver, Colorado and Bowling Green, Kentucky. We rely on information technology systems to support our membership club, publishing and catalog operations and for purchasing, inventory distribution and control, sales reporting, accounts payable and merchandise management. We use these systems to monitor the performance of each store and mail order operation, to evaluate inventory levels, determine markdowns, analyze gross profit margins by product and to improve our business processes and supply chain efficiencies. Any unmitigated interruption of our information technology systems may have a negative impact on future financial results.

We primarily rely on two fulfillment and distribution centers for our retail, Internet and catalog businesses, and if there is a natural disaster or other serious disruption at either facility, we may be unable to deliver merchandise effectively to our stores or consumers.

We rely on two distribution and fulfillment centers located in Franklin, Kentucky and Bakersfield, California for our retail, Internet and catalog businesses. We handle almost all of our Internet and catalog orders through these two facilities. Any serious disruption at either facility due to a natural disaster or any other cause could damage our on-site inventory or impair our ability to use such distribution and fulfillment center. While we maintain business interruption insurance, as well as general property insurance, the amount of insurance coverage may not be sufficient to cover our losses in such an event. Any of these occurrences could impair our ability to adequately stock our stores or fulfill consumer orders and harm our operating results.

We lease all of our store locations. If we are unable to maintain those leases or locate alternative sites for our stores in our target markets and on terms that are acceptable to us, our net revenues and profitability could be adversely affected.

We lease all of the real properties where we have operations, including 78 Camping World store retail locations in 32 states and our two distribution centers. Our real property leases generally provide for fixed monthly rentals with annual escalation clauses. Since 2007, we have closed one store and relocated another store when the leases for those locations expired. We cannot assure you that we will be able to maintain our existing store locations as leases expire, extend the leases or be able to locate alternative sites in our target markets and on favorable terms. If we cannot maintain our existing store locations, extend the leases or locate alternative sites on favorable or acceptable terms, our business, results of operations and financial condition could be adversely affected.

We may be unable to enforce our intellectual property rights and we may be accused of infringing intellectual property rights of third parties which could adversely affect our business.

We own a variety of registered trademarks and service marks for the names of our clubs, magazines and other publications. We also own the copyrights to certain articles in our publications. We believe that our trademark and copyrights have significant value and are important to our marketing efforts. If we are unable to continue to protect the trademarks and service marks for our proprietary brands, if such marks become generic or if third parties adopt marks similar to our marks, our ability to differentiate our products and services may be diminished. In the event that our trademarks or service marks are successfully challenged by third parties, we could lose brand recognition and be forced to devote additional resources to advertising and marketing new brands for our products.

From time to time, we may be compelled to protect our intellectual property, which may involve litigation. Such litigation may be time-consuming, expensive and distract our management from running the day-to-day operations of our business, and could result in the impairment or loss of the involved intellectual property. There is no guarantee that the steps we take to protect our intellectual property, including litigation when necessary, will be successful. The loss or reduction of any of our significant intellectual property rights could diminish our ability to distinguish our products from competitors’ products and retain our market share for our proprietary products. If we are unable to effectively protect our proprietary intellectual property rights our business, results of operations and financial condition could be adversely affected.

Other parties also may claim that we infringe their proprietary rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages.

We may be subject to product liability claims if people or property are harmed by the products we sell.

Some of the products we sell may expose us to product liability claims relating to personal injury, death, or environmental or property damage, and may require product recalls or other actions. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. In addition, some of our agreements with our vendors and sellers do not indemnify us from product liability. In addition, even if a product liability claim is not successful or is not fully pursued, the negative publicity surrounding a product recall or any assertion that our products caused property damage or personal injury could damage our brand identity and our reputation with existing and potential consumers and have a material adverse effect on our business, financial condition and results of operations.

Failure to protect the integrity and security of our customers’ information could expose us to litigation and materially damage our reputation.

We maintain a database with information about our 1.7 million club members and a proprietary database of our approximately eight million customers, which includes information such as order frequency, size of order, date of most recent order and type of merchandise purchased. We rely on proprietary and commercially available systems, software, tools and monitoring to provide security for processing, transmitting and storing confidential customer information, such as customer’s payment cards and personal information. There can be no assurance that our efforts to protect customer and confidential information will be successful. If any compromise of our information security were to occur, it could have a material adverse effect on our reputation, business, operating results and financial condition and may increase the costs we incur to protect against such information security breaches or subject us to fines, penalties or litigation.

Our failure to comply with certain environmental regulations could adversely affect our business.

The storage, distribution, transportation and disposal of some of the products that we sell are subject to a variety of federal and state environmental regulations. Our failure to comply with these regulations could have an adverse impact on our business. In addition, we have indemnified certain of our landlords for any hazardous waste which may be found on or about property we lease. If any such hazardous waste were to be found on property that we occupy, a significant claim giving rise to our indemnity obligation could adversely impact our operating results.

We may be named in litigation, which may result in substantial costs and divert management’s attention and resources.

We face legal risks in our business, including claims from disputes with our employees and our former employees and claims associated with general commercial disputes, product liability and other matters. Risks associated with legal liability often are difficult to assess or quantify and their existence and magnitude can remain unknown for significant periods of time. While we maintain director and officer insurance, as well as general and product liability insurance, the amount of insurance coverage may not be sufficient to cover a claim and the continued availability of this insurance cannot be assured. We may in the future be the target of litigation and this litigation may result in substantial costs and divert management’s attention and resources.

Risks Related to the Notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have, and upon the consummation of this offering and the application of the net proceeds therefrom as described in “Use of Proceeds,” will continue to have, a significant amount of debt, which requires significant interest payments. As of September 30, 2010, after giving pro forma effect to this offering and the use of proceeds therefrom and the other matters described under “Capitalization,” we would have had approximately $325.3 million of total debt outstanding, of which $325.0 million would have been secured and the borrowers under the CW Credit Facility would have $12.0 million of available borrowings and $10.0 million of available letters of credit under such facility. Subject to the restrictions contained in the Indenture and our other debt instruments, we may be able to incur additional debt from time to time, including under the CW Credit Facility and under any future credit facilities permitted by the Indenture in replacement thereof, to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify and have important consequences to the holders of the notes and significant effects on our business, financial condition and results of operations, including the following:

•                  it may be more difficult for us to satisfy our financial obligations, including with respect to the notes;

•                  our ability to obtain additional financing for working capital, capital expenditures, strategic acquisitions or general corporate purposes may be impaired;

•                  our cost of borrowing may be increased;

•                  we must use a substantial portion of our cash flow from operations to pay interest on the notes, which will reduce the funds available to use for operations and other purposes;

•                  our vulnerability to general adverse economic and industry conditions may increase;

•                  our ability to fund a change of control offer may be limited;

•                  our high level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt; and

•                  our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited.

Despite our current indebtedness level, we may still be able to incur significantly more debt, which could exacerbate the risks associated with our substantial leverage.

We may be able to incur substantial additional indebtedness in the future. Although certain covenants under the CW Credit Facility limit the ability of the borrowers and the guarantors under that facility to incur additional indebtedness and certain covenants under the Indenture will limit our ability and the ability of our present and future restricted subsidiaries to incur additional indebtedness, the terms of the CW Credit Facility permit and the Indenture will permit us to incur significant additional indebtedness, including additional secured indebtedness that will be effectively senior to the notes. In addition, the Indenture will not prohibit us from incurring obligations that do not constitute indebtedness as defined therein. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial indebtedness described above, including our possible inability to service our debt, could increase.

We will require a significant amount of cash to service our indebtedness, including the notes. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to our financial and operating performance, which in turn is affected by general economic, financial, competitive, business, legislative, regulatory and other factors, including the availability of financing in the banking and capital markets that are beyond our control.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness, including the notes, on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness, including the notes, will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of our existing or future debt instruments, including the CW Credit Facility and the Indenture, may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all and negatively impact the market value of the notes. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, could have a material adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the notes.

In addition, if we are unable to meet our debt service obligations under the notes, the holders of the notes would have the right, following a cure period, to cause the entire principal amount of the notes to become immediately due and payable. If the amounts outstanding under any of our debt instruments are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to our debt holders, including holders of the notes.

The CW Credit Facility imposes and the Indenture will impose significant operating and financial restrictions, which may prevent us from pursuing certain business opportunities and taking certain actions.

The CW Credit Facility contains and the Indenture will contain customary operating and financial restrictions on the borrowers and guarantors under such agreements and us. These restrictions limit or prohibit, among other things, our ability to:

•                  incur or guarantee additional indebtedness;

•                  pay dividends on, redeem or repurchase capital stock;

•                  make investments or repay subordinated indebtedness;

•                  engage in sale and leaseback transactions;

•                  enter into transactions with affiliates;

•                  sell assets;

•                  create liens; and

•                  engage in a consolidation, amalgamation or merger, or sell, transfer or otherwise dispose of all or substantially all of their assets.

These restrictions may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations, including any future credit facilities permitted under the Indenture in replacement of the CW Credit Facility, which might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements or that we will be able to refinance our debt on terms acceptable to us, or at all. The breach of any of these covenants and restrictions could result in a default under the agreements governing our indebtedness, including the Indenture, the CW Credit Facility and any future credit facilities. An event of default under our debt agreements could permit our lenders or other debt holders to declare all amounts borrowed from them to become due and payable.

With respect to assets held by our non-guarantor subsidiaries, your right to receive payments on the notes will be structurally subordinated to the liabilities of such non-guarantor subsidiaries.

Only those of our subsidiaries designated as “Restricted Subsidiaries” will guarantee the notes and will be subject to the covenants of the Indenture. On the date of the issuance of the notes, all of the Issuer’s subsidiaries other than CWFR Capital Corp. (“CWFR”) will be designated as Restricted Subsidiaries, and CWFR will constitute our only “Unrestricted Subsidiary.” CWFR holds preferred membership interests in FreedomRoads Holding Company, LLC (the “FR Preferred”), which was initially carried on the Company’s financial statements at cost and subsequently deemed impaired in 2008 and written down to reflect a book value of zero. Under the Company’s accounting for the FR Preferred, no subsequent mark-to-market valuation is required to be performed, and no appraisals or other valuations of the FR Preferred have been obtained since 2008 or in connection with this offering. As an Unrestricted Subsidiary, CWFR will not be subject to any of the covenants of the Indenture and, absent any restrictions that may be imposed by other agreements (including any restrictions that may be imposed under agreements governing our other indebtedness), CWFR may sell, transfer or otherwise dispose of its interest in the FR Preferred without restriction. In the event of a bankruptcy, liquidation or reorganization of an Unrestricted Subsidiary, holders of the indebtedness of that Unrestricted Subsidiary and their trade creditors will generally be entitled to payment of their claims from the assets of that Unrestricted Subsidiary before any assets are made available for distribution to us. As a result, with respect to assets of Unrestricted Subsidiaries, the notes will be structurally subordinated to the prior payment of all of the debts of such Unrestricted Subsidiaries.

The notes and the related guarantees will be effectively subordinated to the CW Credit Facility and any future credit facilities in replacement thereof, in each case, to the extent of the value of the collateral securing such indebtedness. The value of the collateral securing the notes may not be sufficient to satisfy all of our obligations under the notes.

The notes and the related guarantees are effectively subordinated to the CW Credit Facility to the extent of the value of the collateral securing such indebtedness. The Indenture will allow us and the guarantors to incur a significant amount of additional indebtedness, including the ability to replace the CW Credit Facility with one or more senior secured debt facilities providing for the ability to borrow up to an aggregate principal amount of up to the greater of (x) $25.0 million or (y) a specified borrowing base. In the event of foreclosure, the proceeds from a sale of the collateral securing the CW Credit Facility, or such future credit facilities, would be applied to fully satisfy indebtedness and all other obligations under the CW Credit Facility or under the future credit facilities, before any such proceeds would be applied to satisfy our obligations under the notes and the related guarantees.

In addition, no appraisals of any collateral have been prepared in connection with this offering of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition, the laws and regulations that govern our business or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all after first satisfying our obligations to pay all other senior secured creditors that have liens on such collateral that are prior to the liens securing the payment of the notes, including the lenders under the CW Credit Facility or under any future credit facilities, in the case of collateral securing indebtedness thereunder. Also, we cannot assure you that the fair market value of the collateral securing the notes would be sufficient to pay any amounts due under the notes following their acceleration. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our remaining assets and in the context of a bankruptcy case by or against us, the holders of the notes may not be entitled to receive interest payments or reasonable fees, costs or charges due under the notes, and may be required to repay any such amounts already received by such holder. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

To the extent that third parties (including the lenders under the CW Credit Facility or under future credit facilities) enjoy prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral. Additionally, the terms of the Indenture will allow us to issue additional notes in certain circumstances. The Indenture will not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. Under the Indenture, any additional notes issued pursuant to the Indenture will rank pari passu with the notes and be entitled to the same rights and priority with respect to the collateral. The Indenture will also allow us to enter into certain hedging arrangements that may be secured by the same collateral that secures the notes on a prior basis relative to the notes. Thus, the issuance of additional notes or the entry into hedging arrangements pursuant to the Indenture may have the effect of significantly diluting your ability to recover payment in full from the then existing pool of collateral. In addition, as described below, releases of collateral from the liens securing the notes will be permitted under some circumstances and may reduce the value of the pool of collateral.

Even if the liens of the CW Credit Facility or any future credit facilities were to be judged unenforceable in a bankruptcy case by or against us, the Intercreditor Agreement will require that the collateral agent for the notes turn over the proceeds of any collateral that also purported to secure such credit facilities and holders of the notes may not be entitled to receive any further proceeds from the collateral.

Holders of the notes will not control decisions regarding the collateral securing the CW Credit Facility or any future credit facilities permitted under the Indenture.

The CW Credit Facility is secured by a pledge of the stock of our Camping World subsidiaries and the assets of certain of our subsidiaries that constitute a portion, and could constitute all, of the collateral that will secure the notes. The collateral agent for the notes will enter into the Intercreditor Agreement with the administrative agent under the CW Credit Facility, which will define the rights of the parties with respect to the collateral securing the CW Credit Facility and the parties’ liens thereon. The administrative agent under the CW Credit Facility and the lenders under the CW Credit Facility will control substantially all matters related to the collateral securing such facility and the rights and remedies with respect thereto of the collateral agent for the notes. At any time that obligations are outstanding under the CW Credit Facility, the administrative agent under the CW Credit Facility shall have the sole and exclusive right to control, administer, account for and otherwise deal with collateral securing the CW Credit Facility and to determine the manner of every sale or other disposition of such collateral, in each case, upon enforcement of the interest of the administrative agent under the CW Credit Facility, and to foreclose on such collateral in any order which it deems appropriate. As a result, the administrative agent under the CW Credit Facility may dispose of or foreclose on, or take other actions with respect to, the collateral securing the CW Credit Facility with which the holders of the notes may disagree or that may be contrary to the interests of the holders of the notes. Also, the collateral agent for the notes and the holders of the notes will be unable to exercise remedies with respect to the collateral securing the CW Credit Facility unless and until (i) the administrative agent under the CW Credit Facility exercises its rights and remedies with respect to such collateral, and then only on a limited basis or (ii) until a standstill period has passed during which the administrative agent under the CW Credit Facility has not exercised or commenced any exercise of any rights or remedies with respect to such collateral. See “Description of the Notes—Collateral Documents” and “—Intercreditor Agreement.”

Additionally, the Indenture will allow us to enter into credit facilities in replacement of the CW Credit Facility providing for the ability to borrow up to an aggregate principal amount of up to the greater of (x) $25.0 million or

(y) a specified borrowing base that may be secured on a first priority basis by the collateral that secures the notes. If we enter into any such facility, the lenders thereunder will control substantially all matters related to the collateral that secures such facility and the notes. As a result, the lenders under any such facility may foreclose on or take other actions with respect to such collateral with which the holders of the notes may disagree or that may be contrary to the interests of the holders of the notes.

We may be unable to repurchase the notes upon a change of control.

Upon the occurrence of specified change of control events, holders of the notes may require us to repurchase all outstanding notes at a price equal to 101% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

We cannot assure you that if a change of control occurs, we will have sufficient funds at the time of such change of control to make the required repurchase of the notes. If we are required to repurchase the notes, we would probably require third party financing. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all.

The definition of a change of control in the Indenture will include a phrase relating to the sale, conveyance, transfer or lease of “all or substantially all” of our assets. There is no precise established definition of the phrase “all or substantially all” and it will likely be interpreted under New York State law, which is the law that will govern the Indenture, and will be dependent upon the particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to repurchase all or a portion of the notes held by such holder may be impaired.

Events that will constitute a change of control under the Indenture also constitute events of default under the CW Credit Facility. These events permit the lenders under the CW Credit Facility to accelerate the indebtedness outstanding thereunder, if any. If the indebtedness under the CW Credit Facility is not paid, the lenders thereunder may seek to enforce security interests in the collateral securing such indebtedness, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the notes because of the prior liens the lenders under the CW Credit Facility have on the assets that secure such indebtedness. Similarly, future credit facilities having lien priority over all or a portion of the collateral securing the notes may provide that certain change of control events with respect to us would constitute a default thereunder. If we do not obtain a waiver of such default or refinance such credit facilities, such default could result in amounts outstanding under such credit facilities being declared due and payable, which would also have an adverse impact on the practical benefits of a change of control offer for the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default by the borrowers under the CW Credit Facility that is not waived by the required lenders thereunder, and the remedies sought by the holders of such indebtedness, could make us unable to pay the principal of, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal of, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including the CW Credit Facility), we could be in default under the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to become due and payable, together with accrued and unpaid interest, the lenders under the CW Credit Facility could elect to terminate their commitments and cease making further loans and institute foreclosure proceedings against the assets of certain of our subsidiaries that secure such indebtedness, which could limit our ability to satisfy our obligations under the notes and the related guarantees in the event of a bankruptcy or liquidation.

Similarly, if our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under the CW Credit Facility or the holders of other debt that we may incur in the future to avoid being in default. If any of our subsidiaries breaches its obligations under the CW Credit Facility and seeks a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, those subsidiaries would be in default under the CW Credit Facility and the lenders thereunder could exercise their rights as described above. If we are unable to repay debt, lenders having secured obligations, such as the lenders under the CW Credit Facility, could proceed against the collateral securing such debt and potentially force us into bankruptcy or liquidation. Because the CW Credit Facility has customary cross-default provisions, and our future credit facilities may have such provisions, if the indebtedness under the CW Credit Facility or any of our other facilities, including the Indenture, is accelerated, we may be unable to repay or finance the amounts due.

Rights of holders of the notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor while the bankruptcy case is pending. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “under-secured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “under-secured claims” during the debtor’s bankruptcy case. Additionally, the collateral agent’s ability to foreclose on the collateral on your behalf may be subject to the consent of third parties, prior liens and practical problems associated with the realization of the collateral agent’s security interest in the collateral. Moreover, the debtor or trustee in a bankruptcy case may seek to void an alleged security interest in collateral for the benefit of the bankruptcy estate. It may successfully do so if the security interest is not properly perfected or was perfected within a specified period of time (generally 90 days) prior to the initiation of such proceeding. Under such circumstances, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we became a debtor in a bankruptcy case. While U.S. bankruptcy law generally invalidates provisions restricting a debtor’s ability to assume and/or assign a contract, there are exceptions to this rule which could be applicable in the event that we become subject to a U.S. bankruptcy proceeding.

Under certain circumstances, a court could cancel the notes or the related guarantees under fraudulent conveyance laws.

Our issuance of the notes and the related guarantees may be subject to review under federal or state fraudulent transfer laws. If we become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, a court might avoid (that is, cancel) our obligations under the notes. The court might do so if it finds that when we issued the notes and the related guarantees, (1) we or any guarantor, as applicable, issued the notes or incurred the guarantee with actual intent of hindering, delaying or defrauding creditors or (2) we or any guarantor, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantee and, in the case of (2) only, one of the following is also true at the time thereof:

•                  we or any guarantor, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantee;

•                  the issuance of the notes or the incurrence of the guarantee left us or any guarantor, as applicable, with an unreasonably small amount of capital to carry on its business; or

•                  we or any guarantor intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature.

The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property, or its assets’ present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, “debts” include contingent and unliquidated debts. If a court avoided our obligations under the notes and the obligations of all of the guarantors under their guarantees, holders of the notes would cease to be our creditors or creditors of the guarantors and likely have no source from which to recover amounts due under the notes. Even if the guarantee of a guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee to that guarantor’s other debt. In that event, the guarantees would be structurally subordinated to all of that guarantor’s other debt.

The Indenture will limit the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due.

In addition, a court could avoid any payment by us or any guarantor pursuant to the notes or a related guarantee, as the case may be, and require any payment to be returned to us or the guarantor, as the case may be, or to be paid to a fund for the benefit of our or the guarantor’s creditors. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the notes or the related guarantee. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the notes from another guarantor or from any other source.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and the related guarantees will be released automatically, without the consent of the holders of the notes or the consent of the trustee or the collateral agent under the Indenture.

Under various circumstances, all or a portion of the collateral securing the notes and the related guarantees will be released automatically, including:

•                  a sale, transfer or other disposal of such collateral in a transaction not prohibited under the Indenture;

•                  with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee;

•                  to the extent required in accordance with the Intercreditor Agreement to be entered into in connection with the CW Credit Facility; and

•                  to the extent we have defeased or satisfied and discharged the Indenture.

In addition, the guarantee of a guarantor will be automatically released in connection with a sale of such guarantor in a transaction not prohibited by the Indenture.

The Indenture will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the Indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes and the related guarantees to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have claims to the assets of the unrestricted subsidiary and its subsidiaries that are senior to any claims of the holders of notes.

Any future pledge of collateral may be avoidable in bankruptcy.

Any future pledge of collateral in favor of the trustee or collateral agent, including pursuant to security documents delivered after the date of the Indenture, may be avoidable by the pledgor (a debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if (1) the pledgor is insolvent at the time of the pledge, (2) the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and (3) a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to replace all of the lost collateral or to satisfy all of the secured obligations, including the notes.

The rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent for the notes will monitor, or that we will inform the trustee or the collateral agent for the notes of, the future acquisition of property and rights that constitute collateral for the notes, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The trustee and the collateral agent for the notes have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of perfection of the security interest therein or the priority of the security interest in favor of the notes against third parties. Moreover, in the event that we were to file for bankruptcy, the security interest securing the notes and the related guarantees generally will not extend to any property or rights acquired by us after the date of such bankruptcy.

Certain security interests over the collateral, including leasehold mortgages, may not be in place upon the closing of this offering or may not be perfected at such time and we will not have title insurance policies or surveys delivered by the closing of this offering.

Certain security interests, including leasehold mortgages and related documentation, may not be in place upon the closing of this offering or may not be perfected at such time. Although the Indenture will contain a covenant requiring us to use commercially reasonable efforts to perfect the security interests in certain of our assets no later than 90 days after the closing of this offering, no assurance can be given that such liens will be perfected on a timely basis. As of the Issue Date, based on the current terms of the Company’s existing portfolio of leases, the Company and the Guarantors have agreed to use their commercially reasonable efforts to obtain leasehold mortgages on approximately 30% of such leases. Any issues that we are not able to resolve in connection with the delivery and recordation of the leasehold mortgages and security interests may negatively impact the value of the collateral. In addition, to the extent a security interest in certain collateral is perfected following the closing of this offering, it might be avoidable in bankruptcy. See “—Any future pledge of collateral may be avoidable in bankruptcy.”

Additionally, in order to insure the priority of each of the leasehold mortgages securing the notes, a new title insurance policy insuring the priority of the liens will have to be obtained. Each title insurance policy may not be delivered by the closing of this offering and the leasehold mortgage liens may not be insured by that time. In addition, if a leasehold mortgage is delivered on the date of the closing of this offering, we may only learn of errors included in the applicable title following receipt of such title insurance policy, and such errors may interfere with the creation of valid liens on the real property collateral. There is no independent assurance that, among other things, (i) the owner has good title to the leased premises and has full power and authority to convey a leasehold estate, (ii) our leasehold titles are marketable, (iii) there are no covenants or easements affecting our use of the land as the lease allows and (iv) no encroachments, adverse possession claims, zoning or other restrictions exist with respect to such leased real properties, which could result in a material adverse effect on the value or utility of such leased real properties.

If we are unable to resolve any issues otherwise raised in connection with obtaining the title policies, such leasehold mortgages and title policies will be subject to those issues, which could have a significant impact on the value of the collateral. In addition, if a title defect results in a loss, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the notes.

A mortgage secured by a leasehold interest in real property is inherently riskier for the mortgagee than a mortgage secured by a fee simple interest.

A portion of the collateral securing the notes will consist of mortgages on our leased property and a mortgage secured by a leasehold interest in real property is inherently riskier for the mortgagee than a mortgage secured by a fee simple interest. These risks arise from the nature of a leasehold being legally subordinate to the fee interest and being subject to the terms of the lease creating such leasehold interest. As a result, the mortgage holder whose security is a leasehold interest in real property is also subject to the interests of the fee owner and to compliance by the lessee/mortgagor with the terms of its lease. The risks to the holder of a leasehold mortgage include: (i) lease termination resulting from defaults by the lessee/mortgagor under the lease, which would terminate the leasehold interest and thus effectively eliminate the holders of the notes security interest on the lease, (ii) a default by the fee owner under any of its obligations to third parties including mortgagees, mechanics, etc. and the enforcement or foreclosure of those interests by the holders of such interests may also result in the termination or impairment of the leasehold mortgage, (iii) the mortgagee becoming the tenant under the lease and therefore being subject to all of the terms and covenants contained therein, including, but not limited to, the obligation to indemnify the landlord for third party environmental claims arising out of the mortgagor’s use of the land, and (iv) impairment of the lessee/mortgagor’s leasehold interest and the mortgage holder’s security due to a bankruptcy or insolvency of the fee owner. Due to the reasons stated above, we encourage you not to overly rely on the value of any of our leased real property when making a decision to purchase the notes.

The pledge of the capital stock and other securities of our subsidiaries that will secure the notes and the related guarantees will automatically be released from the lien on them and no longer constitute collateral when the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the related guarantees will be secured by a pledge of the capital stock of all of our existing and future domestic restricted subsidiaries. Under the SEC regulations in effect as of the date of this offering memorandum, if the principal amount, par value or book value as carried by us, or market value, whichever is greatest, of the capital stock or other securities of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the Indenture and the related security documents will provide that any capital stock and other securities of our subsidiaries will be excluded from the collateral securing the notes and the related guarantees to the extent that the pledge of such capital stock or other securities would cause such subsidiaries to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (“Rule 3-16”). On the date of the issuance of the notes, we expect that the capital stock of GSS Enterprises, Inc., Affinity Road and Travel Club, Inc., Affinity Brokerage, Inc. and Camping World, Inc. and its subsidiaries, will not be pledged as part of the collateral to the extent that such pledge would trigger the requirement to provide separate financial statements pursuant to Rule 3-16.

As a result, you may lose a portion or all of your security interest in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for the collateral agent for the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. We are required to assess the value of pledged securities for purposes of Rule 3-16 annually for as long as the notes are outstanding. As a result, changes in the value of the securities of any of our subsidiaries could cause the amount of pledged securities to decrease each year. Furthermore, if we redeem any portion of the notes, the threshold at which the pledged securities of any of our subsidiaries becomes excluded from the collateral will be reduced and additional pledged securities could become excluded from the collateral. See “Description of the Notes.”

There is currently no public market for the notes and, if issued, the exchange notes, and an active trading market may not develop for the notes and the exchange notes. The failure of a market to develop for the notes and the exchange notes could affect the liquidity and value of the Notes and the exchange notes.

The notes and, if issued, the exchange notes, will be new issues of securities, and there is no existing market for the notes and the exchange notes. An active market may not develop for the notes and the exchange notes and there can be no assurance as to the liquidity of any market that may develop for the notes and the exchange notes. If an active market does not develop, the market price and liquidity of the notes and the exchange notes may be adversely affected.

The liquidity of the trading market, if any, and future trading prices of the notes and the exchange notes will depend on many factors, including, among other things, the number of holders thereof, prevailing interest rates, our operating results, financial performance and prospects, the interest of securities dealers in making a market in the notes and the exchange notes, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for high-yield debt has been subject to disruptions that have caused substantial fluctuations in the prices of these securities. The market for the notes and the exchange notes may be subject to similar disruptions. Any such disruptions may adversely affect the value of the notes and the exchange notes.

The initial purchasers have informed us that they intend to make a market in the notes after this offering is completed. However, the initial purchasers are under no obligation to do so and may cease their market making activities at any time in their sole discretion. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system.

There are restrictions on transfers of the notes.

We are relying upon an exemption from registration under the Securities Act and applicable state securities laws in offering the notes. As a result you may offer or resell the notes only in a transaction registered under or exempt from the registration requirements of the Securities Act and applicable state securities laws. It is your obligation to ensure that your offers and sales of the notes comply with applicable securities laws. We are required to commence an exchange offer for the notes, or to register sales of the notes under the Securities Act, within certain time periods as described in “Description of the Notes—Registered Exchange Offer; Registration Rights.” Although we are required to file an exchange offer registration statement for the notes, the SEC has broad discretion to determine whether any registration statement will be declared effective and may delay or deny the effectiveness of any registration statement filed by us for a variety of reasons. Any such delay or denial by the SEC may obligate us to pay additional interest under the terms of the notes, which may adversely affect our financial results. There can be no assurance that we will have funds available to pay any such additional interest. See “Notice to Investors.”

The notes may be issued with original issue discount for U.S. federal income tax purposes. If a bankruptcy petition were filed by or against us or any of the guarantors, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the Indenture.

The notes may be issued with original issue discount (“OID”) for U.S. federal income tax purposes if the stated principal amount of the notes exceeds the issue price of the notes by more than a de minimis amount. If the notes are issued with OID, holders subject to U.S. federal income taxation will have to report such OID as gross income on a constant yield to maturity basis in advance of the receipt of cash payments thereof and regardless of such holder’s method of accounting for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations” for further information.

In addition, if the notes are issued with OID and a bankruptcy petition were filed by or against us or any of the gurantors under applicable U.S. federal bankruptcy laws, the issuance of the notes and the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•                  the original issue price of the notes; and

•                  that portion of the OID that does not constitute “unmatured interest” for purposes of the applicable U.S. federal bankruptcy laws.

Any OID that was not amortized as of the date of the bankruptcy filing may constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the Indenture, even if sufficient funds are available.

An adverse rating of the notes may cause their trading price to fall.

If a rating agency rates the notes, it may assign a rating that is lower than the ratings assigned to our other debt. Rating agencies also may lower ratings on the notes or our other debt in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings of our debt in the future, the trading price of the notes could significantly decline.

Cautionary Statement Regarding Forward-Looking Statements

This Regulation FD disclosure includes forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are included throughout this offering memorandum, including in the sections entitled ‘‘Summary,’’ ‘‘Risk Factors,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and ‘‘Business’’ and include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words ‘‘anticipate,’’ ‘‘assume,’’ ‘‘believe,’’ ‘‘budget,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘will,’’ ‘‘future’’ and similar terms and phrases are intended to identify forward-looking statements in this offering memorandum. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. Although we believe that the expectations reflected in or suggested by such forward looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting our management’s best judgment and involve a number of known and unknown risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Actual events, results and outcomes may differ materially from our expectations due to a variety of factors.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this offering memorandum might not occur. You should read this offering memorandum completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements speak only as of the date stated or otherwise, as of the date of this offering memorandum, and, except as required by law, we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINITY GROUP, INC.
(Registrant)

Date: November 4, 2010	/s/ Thomas F. Wolfe
Thomas F. Wolfe
Senior Vice President
and Chief Financial Officer